                                                                   EXHIBIT 11.1




                        OSTEOTECH, INC. AND SUBSIDIARIES
                   COMPUTATION OF PRIMARY NET INCOME PER SHARE


                                                    Three Months                               Nine Months
                                                 Ended September 30,                        Ended September 30,
                                         ------------------------------------- --- ---------------------------------------
                                              1996                1995                1996                  1995
                                              ----                ----                ----                  ----
   Net income                                   $251,000           $4,709,000        $624,000             $4,000,000
                                                --------           ----------         --------             ----------

   Shares used in computing net
    income per share:

     Weighted average Common shares
      outstanding                              7,799,014            7,121,409       7,708,261              7,108,070

     Weighted average Common shares
      issuable upon the exercise of
      outstanding stock options and
      warrants                                 1,336,573            1,628,628       1,430,849              1,594,199

     Application of assumed
      proceeds towards repurchase
      of outstanding Common shares
     using the Treasury Stock
      method                                   (892,764)(a)         (606,722)(a)    (834,615)(b)           (684,407)(b)
                                               ------------        ------------   ------------         ------------

         Shares used in computation            8,242,823            8,143,315      8,304,495              8,017,862
                                               ---------            ---------      ---------              ---------

   Primary net income per share                     $.03                $.58           $.08                   $.50
                                                    ----                ----           ----                   ----


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     a) Computed  using assumed  proceeds of $5,679,766 and average market value of $6.36 in 1996 and proceeds of $3,959,000 and an average market value of $6.53 in 1995.

     b) Computed using assumed proceeds of $5,833,961 and an average market value of $6.99 in 1996 and proceeds of $3,751,000 and an average market value of $5.48 in 1995.


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